INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made this 8th day of June, 1992 by and between LEXINGTON STRATEGIC SILVER FUND, INC., a Maryland corporation (the "Fund"), and LEXINGTON MANAGEMENT CORPORATION, a Delaware corporation (the "Manager"), with respect to the following recital of fact:

                               RECITALS

     WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder; and

     WHEREAS, the Manager is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and

     WHEREAS, the Fund and the Manager desire to enter an agreement to provide for management services for the Fund on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Management. The Manager shall act as investment advisor for the Fund and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets subject at all times to the policies and control of the Fund's Board of Directors. The Manager shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment advisor.

     2.   Investment Analysis and Implementation.   In carrying out its
obligation under paragraph 1 hereof, the Manager shall:

          (a) determine which issuers and securities shall be represented in the Fund and regularly report thereof to the Fund's Board of Directors;

          (b) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Fund's Board of Directors;

          (c) continuously review the portfolio security holdings, the investment programs and the investment policies of the Fund; and

          (d) take, on behalf of the Fund, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

     3. Broker-Dealer Relationships. The Manager's primary policy is to execute all purchases and sales of portfolio instruments at the most favorable prices consistent with best execution, considering all of the costs of the transaction including brokerage commissions. This policy governs the selection of brokers and dealers and the market in which a transaction is executed. Consistent with this policy, the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and such other policies as the Directors may determine, the Manager may consider sales of shares of the Fund and of the other funds advised by the Manager as a factor in the selection of broker-dealers to execute the Fund's portfolio transactions. However, in selecting a broker-dealer to execute each transaction, the Manager may consider research provided and payment may be made of the commission higher than that charged by another broker-dealer which does not furnish research services or which furnishes research services deemed to be of lesser value, in accordance with Section 28(e) of the Securities Exchange Act of 1934. Section 28(e) of the Securities Exchange Act of 1934 specifies that a person with investment discretion shall not be "deemed to have acted unlawfully or to have breached a fiduciary duty" solely because such person has caused the account to pay a higher commission than the lowest available under certain circumstances, provided that the person so exercising investment discretion makes a good faith determination that the commissions paid are "reasonable in relation to the value of the brokerage and research services provided...viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion."

     The Manager cannot determine the extent to which commissions that reflect an element of value for research services might exceed commissions that would be payable for executing services alone. Research services furnished may be useful and of value to the Manager and its affiliates, in serving other clients as well as the Fund. Similarly, any research services obtained by the Manager or its affiliates, from the placement of portfolio brokerage of other clients might be useful and of value to the Manager in carrying out its obligations to the Fund.

     Brokerage transactions involving securities of companies domiciled in countries other than the United States will be normally conducted on the principal stock exchanges of those countries.

     4. Control by Board of Directors. Any investment program undertaken by the Manager pursuant to this Agreement, as well as any other activities undertaken by the Manager on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund.

     5. Compliance with applicable Requirements. In carrying out its obligations under this Agreement, the Manager shall at all times conform to:

          (a) all applicable provisions of the Investment Company Act of 1940 and any rules and regulations adopted thereunder as amended; and

          (b) the provisions of the Registration Statement of the Fund under the Securities act of 1933 and the investment Company Act of 1940, as amended; and

          (c) the provisions of the Articles of Incorporation of the Fund; and

          (d)  the provisions of the By-Laws of the Fund; and

          (e)  any other applicable provisions of state and federal law.

     6. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Manager as follows:

          (a) The Manager shall maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraph (d) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Fund.

          (b) The Manager shall pay the Fund's expenses for office rent, utilities, telephone, furniture and supplies utilized at the Fund's principal office.

          (c) The Manager shall pay the salaries and payroll expenses of persons serving as officers or Directors of the Fund who are also employees of the Manager of any of its affiliates.

          (d) Nothing in subparagraph (a) through (e) hereof shall be construed to require the Manager to bear other expenses.

          (e) Any of the other expenses incurred in the operation of the Fund shall be borne by the Fund, including, among other things, fees of its custodian transfer and shareholder servicing agent; cost of pricing and calculating its daily net asset value and of maintaining its books and accounts required by the Investment Company Act of 1940; expenditures in connection with meetings of the Fund's directors and shareholders, except those called to accommodate the Manager; fees and expenses of Directors who are not affiliated with or interested persons of the Manager, in maintaining registration of its shares under state securities laws or in providing shareholder and dealer services; insurance premiums on property or personnel of the Fund which inure to its benefit; costs of preparing and printing reports, proxy statements and prospectuses of the Fund for distribution to its shareholders; legal, auditing and accounting fees; fees and expenses of registering and maintaining registration of its shares for sale under Federal and applicable state securities laws; and all other expenses in connection with issuance, registration and transfer of its shares.

     7. Delegation of Responsibilities. Upon the request of the Fund's Board of Directors, the Manager may perform services on behalf of the Fund which are not required by this Agreement. Such services will be performed on behalf of the Fund and the Manager's cost in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by the Manager of any Fund expense that the Manager is not required to pay or assume under this Agreement shall not relieve the Manager of any of its obligations to the Fund nor obligate the Manager to pay or assume any similar Fund expense on any subsequent occasions.

     8. Compensation. The Fund shall pay the Manager in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly equal to 1% of the first $30 million of the daily net assets of the Fund and 0.75% on all of the daily net assets of the Fund in excess of the first $30 million. The average daily net asset value of the Fund shall be determined in the manner set forth in the Articles of Incorporation and Prospectus of the Fund.

     9. Expense Limitation. If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are offered for sale, the investment advisory fee shall be reduced by the amount of such excess. The amount of any such reduction to be borne by the Manager shall be deducted from the monthly investment advisory fee otherwise payable to the Manager during such fiscal year; and if such amount should exceed such monthly fee, the Manager agrees to pay to the Fund such expenses no later than the last day of the first month of the next succeeding fiscal year. For purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

     10. Non-Exclusivity. The services of the Manager of the Fund are not to be deemed to be exclusive, and the Manager shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers and Directors of the Manager may serve as officers or Directors of the Fund, and that officers and Directors of the Fund may serve as officers or Directors of the Manager to the extent permitted by law; and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services or any other person, or from serving as partners, officers, trustees or directors of any other firm or corporation, including other investment companies.

     11. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall thereunder continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

          (a) (i) by the Fund's Board of Directors; or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

          (b) by the affirmative vote of a majority of the Directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a Director of the Fund), by votes cast in person at a meeting specifically called for such purpose.

     12. Termination. This Agreement may be terminated at any time, without the payment of penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities or by the Manager, on sixty (60) day's written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purposes having this meaning defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended.

     13. Liability of Manager and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager or any of its officers, directors or employees, it shall not be subject to liability to the Fund or to any shareholder of the Fund for any commission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice of the other party, it is agreed that the address of the Manager shall be Park 80 West Plaza Two, Saddle Brook, New Jersey 07662, and that the Fund for this purpose shall be Park 80 West Plaza Two, Saddle Brook, New Jersey 07662.

     15. Questions of Interpretation. Any question of interpretation of any term of provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company act of 1940, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act of 1940, as amended, reflected in any provision of this Agreement is revised by rules, regulations or order of the Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


Attest:                       LEXINGTON STRATEGIC SILVER FUND, INC.



_______________________            By__________________________________
                                        President



Attest:                       LEXINGTON MANAGEMENT CORPORATION



_______________________            By_______________________________
                                      Executive Vice President